Exhibit 10(i)(B)
Roll of deeds .../2006
Deed of Notary [handwritten: 928G/2006]
Today, on this fourth day of May,
Two thousand and six
- 05/04/2006 -
appeared before me,
Dr. Tilmann Götte,
notary in Munich, with official place of business at Maximiliansplatz 12, 80333 Munich, on the premises of Am Campeon 1-12, 85779 Neubiberg, to which I went upon request,

1)	Ms. Marlies Scheider,
born on April 19, 1955,

2)	Mr. Robert Hawliczek,
born on December 17, 1955,

both commercially based at Am Campeon 1-12, 85779 Neubiberg, and personally known to me, the notary,

both having declared that they are not acting on their own behalf, but as general managers with joint powers of representation of
Infineon Technologies Holding B.V.
with its registered office in Rotterdam, registered with the
Companies Register of Rotterdam (Kammer von Koophandel)
as entry 27178800.

3)	Dr. Michael Majerus,
born on February 6, 1961,

4)	Mr. Thomas Seifert,
born on October 7, 1963,

both commercially based at Gustav Heinemann-Ring 212, 81739 Munich, and personally known to me, the notary,

both having declared that they are not acting on their own behalf, but as members of the Management Board of
Qimonda AG,
with its registered office in Munich,
registered with the Companies Register of the
Munich Local Court (Amtsgericht) as entry HRB 152 545.
On request of the persons appearing, I hereby notarize the following:

Contribution
and
Post-Formation Agreement
between
Infineon Technologies Holding B.V.,
Rotterdam, Netherlands,
- hereinafter referred to as “IF BV” -
and
Qimonda AG,
Munich, Germany
- hereinafter referred to as “Qimonda” -
(IF BV and Qimonda jointly referred to as
"Contracting Parties”)

Preamble
P.1 Infineon Technologies AG (“Infineon”) intends to convert their “Memory Products” segment into a legally independent subsidiary. For this purpose, all of Infineon’s domestic assets attributable to the Memory Products segment, including all rights and obligations, are to be contributed to Qimonda as singular successor subject to the provisions of a separate transfer agreement (“Contribution 1”). In addition, IF BV will contribute to Qimonda the foreign business of the Memory Products segment, combined in Infineon Technologies Central B.V. Rotterdam (“MP BV”), pursuant to the terms of this contribution agreement (“Contribution 2”). The share ratio of Infineon and IF BV in Qimonda upon implementation of Contributions 1 and 2 will be based on the valuation of the business.
The Contracting Parties and IF BV intend to have Qimonda enter into further capital transactions after the implementation of Contributions 1 and 2, to achieve the following assumptions with respect to the capital structure for the Qimonda group: (i) no net debt; (ii) gross debt represents 15% — 20% of total financing, i.e. the sum of Qimonda’s financial liabilities and its equity; and (iii) gross cash represents 10% — 15% of the total assets. Capital transactions leading to the achievement of these assumptions have already been considered in the business valuation. After executing these additional capital transactions, the share ratio of Infineon and IF BV should correspond to the share ratio of Infineon and IF BV in Qimonda stipulated in Contributions 1 and 2.
P.2 IF BV will receive all 68 company shares (“Company Shares”), with a par value of €1,000 each, representing a total subscribed capital of €68,000, in MP BV, registered with the Companies Register of Rotterdam (Kammer von Koophandel) as entry 24388183.
P.3 By shareholder resolution of April 25, 2006 (Roll of deeds no. 820/2006 of notary Dr. Tilman Götte, Munich — “Capital increase resolution II”), the existing share capital of Qimonda in the amount of €264,627,950.00 was increased by €335,372,050.00 to €600,000,000.00.

The resolution on the capital increase permits IF BV to subscribe new shares for up to an amount of €335,372,050.00 by contributing all its Company Shares in MP BV as a contribution-in-kind.
P.4 The purpose of this agreement is — in connection with the Dutch deed referenced in § 2.1 — the fulfilment of the contribution obligation of IF BV to Qimonda.
Now, therefore, the Contracting Parties agree to the following:
§ 1
Purpose of the transfer
1.	With economic effect as of midnight on May 1, 2006 (hereinafter the “Effective Date”) IF BV shall transfer all of its Company Shares in MP BV, including the dividend entitlement for the current year, by means of a singular succession contribution-in-kind to Qimonda, in accordance with the resolution on the capital increase and the subscription certificate.

2.	The contribution-in-kind referred to above is to be carried out according to the book value of the Company Shares of MP BV contributed by IF BV, the assets of which are comprised of cash contributions and shareholdings, calculated in accordance with commercial law on the Effective Date. The Contracting Parties hereby agree to set the partial value at €1,391,000,000.00 in accordance with the expert opinion by AIOS Corporate Finance GmbH, dated April 24, 2006.

3.	IF BV shall carry out the contribution of the amount specified in the capital increase resolution through a contribution-in-kind of €335,372,050.00 against issuing 167,686,025 no-par value shares. IF BV shall not owe a surcharge, yet any amount exceeding the amount to be contributed by IF BV in accordance with the valuation on the Effective Date (to total €1,055,627,950.00) shall be paid into the capital reserve of Qimonda pursuant to § 272 clause 2 no. 4 HGB (German Commercial Code).

§ 2
Transfer of the Company Shares to MP BV
1.	To carry out the contribution-in-kind to Qimonda, IF BV shall assign all its Company Shares in MP BV, including dividend entitlement for the current financial year, to Qimonda with economic effect as of the Effective Date. Qimonda hereby accepts this assignment.
The above assignment shall be effected in a deed of covenant of a Dutch notary in accordance with the local Dutch regulations.
2.	The Contracting Parties agree that the property and all other rights to and from the Company Shares being contributed and transferred as described above shall be transferred to Qimonda. Insofar as this does not occur on this date for legal reasons, IF BV shall immediately procure these rights for Qimonda. The Contracting Parties will take every necessary measure to effect the complete the transfer of rights. In their internal relationship, the Contracting Parties shall be positioned economically as if the full transfer of all rights had taken place on the date of effectiveness.
§ 3
Warranties and liability
IF BV warrants that the contributed Company Shares validly exist on a legal basis and are fully paid, that IF BV may dispose over them, and that the Company Shares are not encumbered by third-party rights.
Furthermore, IF BV warrants that MP BV is the owner of the shares of the following companies (respectively 100% unless indicated otherwise):
–	Infineon Technologies Erasmus B.V.

–	Infineon Technologies — Fabricio de Semicondutores Portugal S.A.

–	Qimonda Sales U.K. Co., Ltd.

–	Qimonda Italy s.r.l.

–	Infineon Technologies Bratislava s.r.o. (direct 75%, indirect 100%)

–	Qimonda Asia Pacific Pte. Ltd.

–	Qimonda (Melaka) Sdn. Bhd.

–	Qimonda North America Corp.

–	Inotera Memories Inc., Taiwan (as trustee of 7,537,500 shares)

–	Qimonda Taiwan Co. Ltd.

–	Infineon Technologies Suzhou Co. Ltd. (currently paid-in capital of 45%, with the entitlement to pay in up to 72.5% of the “Registered Capital”)

–	Infineon Technologies Suzhou Modules Co. Ltd.

–	Infineon Technologies IT Suzhou Co. Ltd.

–	Infineon Technologies International Trade Shanghai Co. Ltd.

–	Infineon Technologies (MP) Xi’an Co. Ltd.
All liability, irrespective of legal ground, is expressly excluded in agreement with the Contracting Parties within the scope permitted by law.
§ 4
Effectiveness of the agreement
This agreement as a post-formation agreement shall take effect only with the approval of the general shareholders’ meeting of Qimonda and its registration in the Companies Register (§ 52 German Stock Corporation Act (Aktiengesetz)).
§ 5
Arbitration
All disputes in connection with this agreement will be conclusively decided as per the arbitration code of the German Institution for Arbitral Jurisdiction e.V., Bonn, to the exclusion of fair legal process. The court of arbitration may also make a binding decision on the validity of this arbitration clause.
The court of arbitration has its jurisdiction in Munich.
This agreement shall be governed by German substantive law to the exclusion of conflict-of-law rules.
§ 6
Costs, taxes
IF BV bears the costs and taxes in conjunction with the conclusion this agreement.

§ 7
Miscellaneous
1.	All changes or additions to this agreement or an appended document must be made in written form, provided a stricter form is not required by law.

2.	If individual provisions in this agreement should be or should become partially or entirely invalid, the validity of the remaining contents are not affected. The parties to the contract will amicably cooperate to find a valid provision which most closely resembles the economic purpose of the invalid provision. The same applies should any loopholes requiring supplements to this agreement be identified.
* * *

The proceedings above was read to the persons appearing, all documents were available for examination, were agreed by them and personally signed by them and the notary, as follows.
/s/ Hawliczek
/s/ Schneider
/s/ Th. Seifert
/s/ Majerus
/s/ Götte, Notar